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                                                            Exhibit 99.23(d)(iv)

                             INVESTMENT ADVISORY AND
                          MANAGEMENT SERVICES AGREEMENT

     This Agreement as amended and restated May 21, 2003, by and between EQUITRUST VARIABLE INSURANCE SERIES FUND, a Massachusetts business trust (the "Fund"), and EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC., a Delaware corporation ("EquiTrust");

     WHEREAS, the original Agreement between the Fund and EquiTrust approved by the vote of at least a majority (as defined in the Investment Company Act of 1940 ("ICA")) of the outstanding shares of the Fund became effective on April 6, 1987 and was amended on August 21, 1990 and May 1, 1997, and is further amended hereby:

                                   WITNESSETH:

     In consideration of the mutual covenants herein contained, it is agreed as follows:

     1. ADVISORY SERVICES. EQUITRUST shall furnish investment research and advice to the Fund and shall manage the investment and reinvestment of the assets of the portfolios currently offered or to be offered by the Fund (the "Portfolios") and its business affairs and matters incidental thereto, all subject to the supervision of the Board of Trustees of the Fund, and the provisions of the Declaration of Trust and By-Laws of the Fund and any resolutions, rules or regulations adopted by the Board of Trustees of the Fund. EquiTrust shall for all purposes herein provided be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent for the Fund. The Fund shall also be free to retain, at its own expense, other persons to provide it with any services whatsoever including, but not limited to statistical, factual or technical information or advice. The services of EquiTrust herein provided are not to be deemed exclusive and EquiTrust shall be free to render similar services or other services to others as long as its services hereunder shall not be impaired thereby.


     2. LIMITATIONS ON ADVISORY SERVICES. EquiTrust shall perform the services under this Agreement subject to the supervision and review of the Board of Trustees and in a manner consistent with the objectives, policies and restrictions of each Portfolio of the Fund as stated in its Registration Statement, as amended from time to time, the provisions of the ICA and the applicable requirements of the Internal Revenue Code of 1986.

     3. DUTIES OF ADVISER. In carrying out its obligations to manage the investment and reinvestment of the assets of the Fund, EquiTrust shall, as appropriate and consistent with the limitations set forth in Paragraph 2 hereof:

          (a) perform research and obtain and evaluate pertinent economic, statistical and financial data relevant to the investment polices of each Portfolio of the Fund as set forth in the prospectus for the Fund, as amended from time to time;

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          (b)  make and carry out day-to-day decisions to acquire or dispose of permissible investments, manage the investments and any other property of the Fund, and provide or obtain such services as may be necessary in managing, acquiring or disposing of investments; and

          (c) determine the composition of the assets of each of the Portfolios, including the purchase, retention or sale of the securities and cash contained in those Portfolios.

     4. REPORT TO BOARD. EquiTrust, either through persons employed by it or at its expense, shall furnish to the Board at least once every quarter a schedule of investments and other assets held in the Portfolios and a statement of all purchases and sales for the Portfolios, except short-term money market instruments, made during the period since the last report.

     5. RECORDS. EquiTrust agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all records EquiTrust maintains for the Fund as are required to be maintained pursuant to said rules. EquiTrust agrees that all such records shall be the property of the Fund and shall be made available, within five (5) business days of the request, to the Fund's accountants or auditors during regular business hours at EquiTrust's offices upon prior written notice. In the event of termination of this Agreement for any reason, all such records shall be returned promptly to the Fund, free from any claim or retention of rights by EquiTrust. In addition, EquiTrust will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the Trustees or officers of the Fund or as may be required by any governmental agency having jurisdiction.

     6. EXPENSES. EquiTrust shall at its expense furnish the Fund with office space (in the offices of EquiTrust, or other such place or places as may be agreed upon by the parties) and such office facilities, simple business equipment, advisory, research and statistical facilities and clerical services and personnel as may be necessary to administer the investment business of the Fund. EquiTrust shall arrange, if desired by the Fund, for officers or employees of EquiTrust to serve without salary from the Fund as Trustees, officers or agents of the Fund if duly elected or appointed to such positions by the shareholders of the Fund or by the Board of Trustees thereof and subject to their individual consent and to any limitations imposed by law. EquiTrust will not be required to pay any other expenses of the Fund other than those expressly enumerated herein; and in particular, but without limiting the generality of the foregoing, EquiTrust will not be required to pay any of the following Fund expenses: (1) expenses for services rendered by a custodian including those for the safekeeping of the Fund's securities or other property and for keeping its books of account, (2) charges and expenses of independent auditors, legal counsel, any transfer or dividend disbursing agent, or any registrar of the Fund, (3) costs of acquiring and disposing of portfolio securities, (4) interest, if any, on the obligations incurred by the Fund, (5) the cost of calculating the net asset value of the Fund as provided in the Declaration of Trust and By-Laws of the Fund and Trust reports, (6) membership dues in the Investment Company Institute or any similar organization, (7) the cost of reports, notices to shareholders and other shareholder communications and other like miscellaneous expenses, (8) expenses of any registration and qualification of shares of the Fund for sale under federal securities laws and the

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securities laws of any state or other jurisdiction, (9) telephone and personnel costs incurred by EquiTrust and allocable to the above, (10) taxes and fees payable to federal, state or other governmental agencies or otherwise, and (11) expenses of underwriting and selling shares of stock issued by the Fund. The Board shall determine how expenses are to be allocated among the existing Portfolios, and the determination of the Board shall be final and binding. The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from EquiTrust as herein provided without first obtaining the written approval of EquiTrust.

     7. COMPENSATION. For the services to be rendered and the charges and expenses assumed and to be paid by the EquiTrust as provided herein, the Fund shall pay EquiTrust compensation based on an annual percentage of the average daily net assets of each Portfolio as follows:

                                                        AVERAGE DAILY NET ASSETS
                                                       FIRST     SECOND    OVER
                                                       $200      $200      $400
PORTFOLIO                                              MILLION   MILLION   MILLION
---------                                              -------   -------   -------
Managed                                                0.45%     0.50%     0.45%
Value Growth                                           0.45%     0.45%     0.40%
Strategic Yield Bond                                   0.45%     0.45%     0.40%
High Grade Bond                                        0.30%     0.275%    0.25%
Money Market                                           0.25%     0.25%     0.25%
Blue Chip                                              0.20%     0.20%     0.20%

     Compensation under this Agreement shall be calculated and accrued for each business day by applying the appropriate annual rates to the net assets of the Portfolio in accordance with the formula set forth above as of the close of the last business day preceding the day for which the fee is being calculated, and dividing the sum so computed by the number of business days in the fiscal year. The fees thus accrued shall be payable monthly, provided that such compensation shall be paid proportionately for any other period ending with the termination of this Agreement.

     8. LIMITATION OF EXPENSES. In the event that expenses of any Portfolio chargeable to its income account (including amounts payable hereunder but exclusive of brokerage fees, interest, taxes and extraordinary expenses for any fiscal year ending on a date at which this Agreement is in effect) shall exceed 1.50% of the average daily net assets of the Portfolio for said fiscal year, calculated on the basis of the average of all of the daily valuations of the net assets of the Portfolio in effect as of the close of each business day during said fiscal year, EquiTrust shall pay to the Portfolio the amount by which such expenses exceed the applicable limitation, within three days after the determination of the amount thereof. In no event shall EquiTrust be required to reimburse the Portfolio in an amount exceeding its compensation for such period from such Portfolio under this Agreement.

     9. FUND TRANSACTIONS AND BROKERAGE. EquiTrust agrees to determine the securities to be purchased or sold by each Portfolio of the Fund, subject to the provisions of Paragraphs 2 and 3 above, and to place orders pursuant to its determinations either directly with the issuer,

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with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by EquiTrust, subject to the following limitations.

     EquiTrust is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio of the Fund and will use its best efforts to obtain the most favorable price and efficient execution of the Fund's orders, taking into account all appropriate factors, including: price; dealer spread or commission, if any; size and difficulty of the transaction; the nature of the market for the security; the reliability, financial condition and general execution and operational capabilities of the broker-dealer; and the research, statistical and economic data furnished by the broker-dealer to the Fund.

     If, in the judgment of EquiTrust, the Fund or any Portfolio would be benefited by supplemental investment research, EquiTrust is authorized to pay a reasonable fee for such information. The expenses of the EquiTrust may not necessarily be reduced as a result of receipt of such supplemental information. EquiTrust or any of its affiliates may also use any investment research obtained for the benefit of the Fund or any Portfolio thereof in providing investment advice to its other investment advisory accounts.

     10. AVOIDANCE OF INCONSISTENT POSITION. In connection with purchases or sales of portfolio securities for the account of the Fund or any Portfolio, neither EquiTrust nor any officer, director or shareholder of EquiTrust shall act as principal or receive any commission other than its compensation provided for in this Agreement. Such limitation, however, shall not prohibit the payment of the usual and customary brokerage commissions to any of such parties in the proper case. It is understood and agreed that EquiTrust, by virtue of a separate agreement or agreements with the Fund, may also act as underwriter, distributor, transfer agent and/or shareholder service agent for the Fund and/or perform accounting services for the Fund, and may be compensated therefor.

     The same securities held by the Fund may also be held by separate investment accounts or other investment companies for which EquiTrust may act as an adviser or by EquiTrust or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by EquiTrust or its affiliates or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Fund or other entities for which EquiTrust or its affiliates act as investment adviser or for their advisory clients arise for consideration at or about the same time, the Fund agrees that EquiTrust may make transactions in such securities, in such manner as is deemed equitable to all. To the extent that transactions on behalf of more than one client of EquiTrust during the same period may increase demand for securities being purchased or the supply of securities being sold, the Fund recognizes that there may be an adverse effect on price.

     It is agreed that, on occasions when EquiTrust deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but not be obligated to, aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and lower brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in

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the transaction, will be made by EquiTrust in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other accounts or companies. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Portfolio of the Fund.

     11. LIMITATION OF LIABILITY OF ADVISER. EquiTrust shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of EquiTrust in the performance of its obligations and duties or by reasons of its reckless disregard of its obligations and duties under this Agreement. It is understood that the officers, Trustees, agents and shareholders of the Fund are or may become interested in EquiTrust as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of EquiTrust may become similarly interested in the Fund; and that the existence of any such dual interest shall not affect the validity of this Agreement or any transaction hereunder except as provided in the Declaration of Trust or By-Laws of the Fund or Articles of Incorporation of EquiTrust, or by the specific provisions of applicable law. Any person, even though also employed by EquiTrust, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of EquiTrust.

     12. EFFECTIVE DATE AND TERM. This Agreement shall not become effective unless and until it is approved by the Fund's Board of Trustees, including a majority of Trustees who are not parties to this Agreement or "interested persons" (as defined in the ICA) of any such party to this Agreement. This Agreement shall come into full force and effect on the date which it is so approved, provided that it shall not become effective as to any subsequently created Portfolio until it has been approved by the Board of Trustees specifically for such Portfolio.

     As to each Portfolio of the Fund, the Agreement shall continue in effect until November 30, 2003 , and shall thereafter continue in effect from year to year so long as its continuance is approved annually in the manner required by the ICA and the rules and regulations thereunder; provided however that if the continuation of this Agreement is not approved for a Portfolio, EquiTrust may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the ICA and the rules and regulations thereunder. In connection with such approvals, the Trustees shall request, and EquiTrust shall furnish, such information as may be necessary to evaluate this Agreement.

     As to each Portfolio of the Fund, this Agreement:

     A. may be terminated without the payment of any penalty upon 60 days' written notice to EquiTrust either by the Board of Trustees or by a majority vote of those persons having voting rights in respect of the affected Portfolio(s) of the Fund;

     B. shall automatically terminate if it is assigned (within the meaning of the ICA ) by EquiTrust;

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     C.   may be terminated by EquiTrust without payment of any penalty upon 60 days' written notice to the Secretary of the Board of Trustees of the Fund; and

     D. may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment of this Agreement shall not be effective until approved by (i) a vote of the holders of a majority of the outstanding voting securities of the Portfolio; and (ii) a majority of those Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the ICA) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

     13. NOTICES. Any notices under this Agreement shall be in writing addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     14. MISCELLANEOUS. The captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise effect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The Declaration of Trust establishing the Fund, a copy of which (together with any and all amendments thereto) is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that all persons extending credit to, contracting with or having any claim against the Fund or the Trustees shall look only to the assets of the Fund for payment under such credit, contract or claim, and that neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. The obligations of the Fund hereunder may be satisfied only by resort to Fund assets.

IN WITNESS WHEREOF, the Fund and EquiTrust have caused this Agreement to be executed in their names and on their behalf and under their trust and corporate seals by and through their duly authorized officers all on the day and year first above written.

ATTEST:                                          EQUITRUST VARIABLE INSURANCE
                                                 SERIES FUND

/s/ KRISTI ROJOHN                                     /s/ CRAIG A. LANG
--------------------------                            --------------------------
By: Its Secretary                                     By: Its President

ATTEST:                                          EQUITRUST INVESTMENT MANAGEMENT
                                                 SERVICES, INC.

/s/ KRISTI ROJOHN                                     /s/ DENNIS M. MARKER
--------------------------                            --------------------------
By: Its Secretary                                     By: Its President